Filed pursuant to
                                                                  Rule 424(b)(2)
                                                      Registration Nos. 33-59791

                                    Citicorp
                               U.S. $7,000,000,000
                    Global Medium-Term Senior Notes, Series C
                               U.S. $1,000,000,000
                 Global Medium-Term Subordinated Notes, Series C
                Due From 9 Months to 60 Years From Date of Issue

      Pricing Supplement, dated February 10, 1997, (To Prospectus Supplement, dated August 7, 1995; to Prospectus, dated August 7, 1995)

                              DESCRIPTION OF NOTES

      The terms of the Federal Funds Rate Notes set forth in this Pricing Supplement supplement and modify, to the extent applicable, the description of general terms and provisions of Citicorp's Global Medium-Term Senior Notes, Series C set forth in the accompanying Prospectus and Prospectus Supplement. Capitalized terms not defined herein shall have the meanings assigned to such terms in the accompanying Prospectus and Prospectus Supplement.

SUMMARY OF TERMS:

Title of Notes:                     Federal Funds Rate Notes Due February 14,
                                    2000 (the "Notes").

Aggregate
Principal Amount:                   $25,000,000.00.

Issue Date:                         February 13, 1997.

Stated Maturity Date:               February 14, 2000.

Interest Rate Index:                Federal Funds Effective Rate.

Spread:                             Plus 22.0 basis points.

Initial Interest
Rate: Federal Funds Effective Rate plus 0.22%, based on the rate prevailing on the Market Day preceding the Issue Date.

Interest Rate:                      For each Interest Rate Reset Period, Federal
                                    Funds Effective Rate plus 0.22%, determined as of the related Interest Determination
                                    Date or, in the case of the Initial Interest
                                    Rate, on the Issue Date, based on the rate prevailing on the Market Day preceding the Issue Date. The Interest Rate applicable with respect to each day other than a Market
                                    Day shall be that applicable to the
                                    immediately preceding Market Day.

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Interest Commencement
Date:                               February 13, 1997.

Interest Payment
Dates: Quarterly, on the 14th day of February, May, August and November (subject to modified following business day convention), commencing May 14, 1997, and at the Stated Maturity Date.

Interest Rate
Reset Period:                       From and including each Interest Reset Date
                                    to, but excluding, the next succeeding
                                    Interest Reset Date or the Stated Maturity
                                    Date, as the case may be.

Interest Reset
Dates: Each Market Day, commencing February 14, 1997, to but excluding the Stated Maturity Date.

Interest
Determination Dates:                The Market day immediately preceding each
                                    Interest Reset Date.

Index Maturity:                     Daily.

Calculation Dates:                  The earlier of (1) the 10th calendar day
                                    following each Interest Determination Date, provided such day is a Business Day, if not, then the next succeeding Business Day, or
                                    (2) the Market Day next preceding the
                                    related Interest Payment Date or the Stated
                                    Maturity Date, as the case may be.

Redemption:                         The Notes are not subject to redemption
                                    prior to the Stated Maturity Date.

Sinking Fund:                       The Notes are not subject to any sinking
                                    fund.

Regular Record Dates:               The date that is 15 calendar days prior to
                                    the related Interest Payment Date.

Calculation Agent:                  Citibank, N.A.

Selling Agent:                      Goldman, Sachs & Co.

Commission:                         .076%.

Price to Public:                    100%.

CUSIP Number:                       17303 LRQ 6.